SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into this 21st day of January, 2017, by and among Daniel S. Goldberger (“Goldberger”), Bacterin International, Inc., a Nevada corporation (“Bacterin”), and Bacterin’s parent Xtant Medical Holdings, Inc., a Delaware corporation (“Xtant”). Goldberger, Bacterin and Xtant are sometimes referred to herein as the “Parties” to this Agreement.

Recitals:

A.              Until January 21, 2017, Goldberger was employed as the Chief Executive Officer of Bacterin under that Employment Agreement dated August 14, 2013 (the “Employment Agreement”). Goldberger also served as the Chief Executive Officer of Xtant and its subsidiaries, and as a member of the Board of Directors of Xtant and its Subsidiaries.

B.              Goldberger has determined to resign all director, officer and employee positions he has in Bacterin, Xtant and its subsidiaries (collectively, the “Company”) effective January 21, 2017. Notwithstanding his resignation, Goldberger has agreed to provide transitional consulting services to the Company, and the Company has agreed to pay certain separation payments provided hereunder, receipt of which is expressly conditioned upon effectiveness of this Agreement.

Agreements:

In consideration of the releases and mutual promises set forth below and other valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

I.	separation

A.              Separation. Effective January 21, 2017 (the “Separation Date”), Goldberger’s employment with the Company has terminated and Goldberger has resigned from the Board of Directors of the Company.

B.              Consulting Services. For the period commencing on the Separation Date and for up to three (3) months thereafter (the “Consulting Period”) Goldberger shall continue to provide such transitional consulting services to the Company on a non-exclusive basis as requested from time to time by Xtant’s Board of Directors. It is understood by the Parties that Goldberger shall at all times during the Consulting Period be an independent contractor with respect to the Company and there shall not be implied any relationship of employer-employee, partnership, joint venture, principal and agent or the like by the agreements contained herein. Goldberger shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company.

C.              Compensation and Separation Payments.

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(i)	Goldberger shall be paid all amounts earned by and due to him through January 21, 2017, including salary and accrued but unused vacation, at the time and in the manner prescribed by applicable law. Any business expenses incurred by Goldberger prior to the Separation Date shall be submitted by Goldberger for reimbursement within five (5) days following the date hereof and reimbursed in accordance with standard Company practice. Goldberger acknowledges that no bonus for 2016 has been earned as of the Separation Date in accordance with the Company’s customary practice of evaluating and paying executive bonuses. To the extent the Company determines that Goldberger has earned a bonus for 2016, such bonus will be paid in accordance with customary Company policy at the same time as payment of all other executive bonuses.
(ii)	In addition, provided Goldberger signs this Agreement and does not revoke it as provided in Section VII.D, and that this Agreement becomes effective, Bacterin will pay to Goldberger an aggregate amount equal to $130,000 for his consulting services and in separation payments (the “Separation Payments”), in equal monthly installments of $43,333.33 each beginning April 21, 2017 and ending June 21, 2017. All such Separation Payments shall be reduced by standard legally required withholding and other deductions authorized by Goldberger.

D.              Vested Benefits and this Agreement. Nothing in this Agreement is intended to release claims for vested employment benefits to which Goldberger was otherwise entitled absent this Agreement or for claims of breach of this Agreement.

II.	ACKNOWLEDGEMENTS

Goldberger understands, acknowledges and agrees that:

•	On account of his resignation, he is not entitled to any severance under his Employment Agreement or otherwise from the Company;
•	The Company is not obligated to pay him, and will not pay to or for him the Separation Payments, until after the Effective Date of this Agreement;
•	He is signing this Agreement knowingly and voluntarily, in order to have the Company pay to him the Separation Payments;
•	The Separation Payments he will receive or benefit from in exchange for signing this Agreement are in addition to anything of value to which he is already entitled from Bacterin;
•	The Separation Payments he will receive or benefit from in exchange for signing this Agreement are not intended, and shall not be construed, as an admission that the Company or any Released Parties described in this Agreement have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any tort or other wrong whatsoever; and
•	If Goldberger files a claim or suit against the Company or any Released Party for any of the claims released herein, he shall reimburse all Released Parties for all monies paid to him or for his benefit under this Agreement and indemnify any such Released Party for all costs and fees associated with defending such claim or suit and for any judgment rendered against a Released Party in such claim or suit.
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III.	section 409a

The Company and Goldberger each hereby affirm that notwithstanding any other provision of this Agreement, if at the time of the termination of Goldberger’s employment with Bacterin, Goldberger is a “specified employee” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) and any payments upon such termination will result in additional tax or interest to Goldberger under Section 409A, Goldberger will not be entitled to receive such payments until the date which is six (6) months after the termination of Goldberger’s employment for any reason, other than as a result of Goldberger’s death or disability (as such term is defined in Section 409A). This Agreement is intended to comply with the requirements of Section 409A, or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A, shall be administered in accordance with Section 409A so as to avoid the imposition of taxes and penalties on Goldberger. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A so as to avoid the imposition of taxes and penalties on Goldberger pursuant to Section 409A, including, without limitation, that: (i) in no event shall reimbursements by the Company be made later than the end of the year next following the year in which the applicable fees and expenses were incurred; (ii) the amount of reimbursement or in-kind benefits that the Company is obligated to pay or provide in any given year shall not affect the reimbursement or in-kind benefits that the Company is obligated to pay or provide in any other year; (iii) Goldberger’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than Goldberger’s remaining lifetime. In no event shall the Company be responsible for any taxes, interest or penalties applicable to Goldberger as a result of a violation of Section 409A.

IV.	release

A.              Release. In consideration of the opportunity to receive the Separation Payments as provided in this Agreement, which Goldberger acknowledges he would not otherwise be entitled to receive, and the other actions and obligations to which Xtant and Bacterin agree to be bound as set forth in the Agreement, Goldberger, for himself, his spouse, agents, heirs, executors, administrators, and assigns, knowingly and voluntarily fully releases and discharges forever Bacterin, Xtant, its subsidiaries, affiliates, and divisions, including Xtant Medical, Inc., a Delaware corporation, and X-Spine Systems, Inc., an Ohio corporation, and its and their respective: (i) predecessors, successors, and assigns and (ii) past and present directors, officers, representatives, shareholders, agents, employees, attorneys, accountants and insurers, and the respective heirs and personal representatives of any of them (collectively referred to as the “Released Parties”), from any and all agreements, debts, claims, demands, actions, lawsuits, judgments, causes of action, charges and liabilities of every kind or nature, known or unknown, that he, his marital community, or he as a member of a class, ever had or now has.

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This general release includes but is not limited to, matters relating to or arising out of Goldberger’s employment or separation from employment with the Company, including claims that arise under the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866, 1871, and 1991; the Americans with Disabilities Act; the Employment Retirement Income Security Act of 1974; the Fair Labor Standards Act; the Equal Pay Act; the Lilly Ledbetter Fair Pay Act of 2009; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act, the Health Insurance Portability and Accountability Act; the Rehabilitation Act of 1973; the Occupational Safety and Health Act; the National Labor Relations Act; the Montana Wrongful Discharge From Employment Act; the Montana and Colorado Constitutions, the Montana Human Rights Act, the Colorado Anti-Discrimination Act and any other state’s anti-discrimination laws, the labor laws of Montana, the Colorado Labor Peace Act and any other state’s labor laws; the Montana Wage Payment Act, Colorado Wage Claim Act and any other state’s wage and wage payment laws; claims for wrongful discharge as a tort claim or under any law or public policy or any policy of the Company or any of the Release Parties; claims for breach of fiduciary duty, breach of an express or implied contract; tort claims including negligent or intentional interference with contractual relations, negligent or intentional interference with prospective economic relations, negligence, negligent or intentional misrepresentation, claims for personal injury, slander, libel, defamation, retaliatory discharge, constructive discharge, negligent or intentional infliction of emotional distress, loss of consortium; and any claim for attorney’s fees.

This Agreement binds Goldberger, his spouse, dependents, heirs, and assigns. Each of Released Parties is intended to be a third party beneficiary under this Agreement.

B.              Governmental Agencies. Goldberger acknowledges and agrees that the release contained in this Agreement waives any right he has to recover damages or other individual relief in any charge or lawsuit brought by him, as well as in any charge or lawsuit brought by any governmental agency charged with enforcing any law, whether federal, state or local (any “Governmental Agency”). For this purpose, “Governmental Agency” includes, but is not limited to, the federal Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”) all other federal agencies charged with enforcing any law, the Montana Human Rights Bureau, the Colorado Civil Rights Division (“CCRD”) and all similar state and local agencies in any state in which the Company or Released Parties transact business. However, Nothing in this Agreement is intended to nor shall the Agreement be interpreted to release or waive Goldberger’s rights to (i) file an administrative charge with any Governmental Agency (as defined in the preceding paragraph); or (ii) cooperate with or participate in any Governmental Agency charge, investigation or lawsuit.

C.              Known or Unknown Claims. Goldberger further understands, acknowledges and agrees that the release contained in this Agreement is a general release, and that the claims he is releasing include any and all claims he has or might have against Released Parties, or any of them, that are the result of any act or failure to act that occurred before the effective date of this Agreement, whether or not he presently is aware that he has such a claim. This does not include any claims that arise from acts or events occurring after the date of this Agreement, or any claim to enforce the terms of this Agreement.

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V.	FEDERAL AGE DISCRIMINATION CLAIMS

Goldberger understands and agrees that a waiver of claims under the Age Discrimination in Employment Act, as amended (29 U.S.C. § 621, et seq.) (the “ADEA”) is not effective unless it is “knowing and voluntary,” and that the ADEA imposes certain minimum requirements for a waiver to be knowing and voluntary. Goldberger acknowledges and agrees that he is knowingly and voluntarily giving up any rights or claims for relief he may have under the ADEA regarding the Company’s conduct or the conduct of the Released Parties. However, Goldberger acknowledges and agrees that he is not giving up the right to challenge the validity of this Agreement under the ADEA and any rights set forth in Section VI.C.

VI.	TIME TO CONSIDER AND REVOKE AGREEMENT; EFFECTIVE DATE

A.               Goldberger has twenty-one (21) calendar days from receipt of this Agreement to decide whether to sign it and is advised to consult with an attorney before doing so. Goldberger understands that he may use as much of this twenty-one (21) day period as he wishes prior to signing. Goldberger is not to sign this Agreement unless he understands its provisions and is doing so voluntarily.

B.               After Goldberger signs this Agreement, the Agreement should be delivered to Carl O’Connell, President, Xtant Medical Holdings, Inc., 664 Cruiser Lane, Belgrade, MT 59714 no later than five (5) calendar days after he signs it. Delivery may be in paper format, via facsimile (406-388-1354) or by electronic delivery to coconnell@xtantmedical.com.

C.               After Goldberger has signed this Agreement, he has seven (7) calendar days to change his mind and notify the Company in writing that he has revoked this Agreement. If Goldberger revokes this Agreement, this Agreement will be null and void, and will have no force or effect. Written notice of a revocation of this Agreement must actually be received by the Company at the following address and within the time frame described above in order to be effective:

Carl O’Connell

President

Xtant Medical Holdings, Inc.

664 Cruiser Lane

Belgrade, MT 59714

Delivery may be in paper format, via facsimile (406-388-1354) or by electronic delivery to coconnell@xtantmedical.com.

D.               If Goldberger signs and delivers this Agreement within the time frame and in accordance with the provisions of this Section VI, and does not revoke the Agreement within seven (7) days after he signs the Agreement, this Agreement shall become effective on the eighth day (8th) after Goldberger signed it (the “Effective Date”).

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E.                Goldberger understands that if he revokes this Agreement, it shall not be effective or enforceable and Goldberger will not be engaged as a consultant or receive any Separation Payment or other consideration provided in this Agreement.

VII.	Return of xtant Property and Information.

Goldberger reaffirms, acknowledges and agrees that, as provided in Section 10 of the Employment Agreement, within five (5) calendar days following the Separation Date, Goldberger shall return to the Company, and not retain copies of, all materials set forth in Section 10 of the Employment Agreement, and any other property or information containing Company Information (as defined below), and any copies, duplicates, reproductions or excerpts thereof, including, but not limited to, documents and memoranda, and all other property belonging to the Company which is in Goldberger’s possession or control. The term “Company Information” as used in this Agreement means (a) trade secrets of the Company; (b) confidential information including, without limitation, information received from third parties under confidential conditions; and (c) other technical, business or financial information, which Company regards as confidential and the use or disclosure of which might reasonably be considered to be contrary to the interests of Company.

VIII.	survival of employment agreement restrictive covenant contractual provisions

A.          Survival. Goldberger reaffirms, acknowledges and agrees that, as provided in Section 9 of the Employment Agreement, his obligations of non-disclosure of proprietary information, non-competition and non-solicitation and non-interference, as provided in Sections 3 through 7 of the Employment Agreement, respectively, shall survive the cessation of his employment with the Company and are valid and enforceable, and that should he breach any of these obligations the Company is entitled to seek all relief and remedies available under the law, including the relief and remedies provided in Section 9 of the Employment Agreement.

B.          The Defend Trade Secrets Act. Goldberger understands that notwithstanding his obligations to protect Company Information and trade secrets as reaffirmed and provided in this Section VIII, he may disclose a trade secret in confidence to a federal, state, or local government official, directly or indirectly, or to an attorney advising him about such disclosures, provided that the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law.

IX.	future cooperation

Goldberger agrees that to the extent the Company reasonably deems Goldberger’s cooperation necessary, Goldberger will cooperate with the Company and its counsel in connection with any internal, governmental, or regulatory investigations, and in any litigation, arbitration, or regulatory proceedings brought by or against the Company. Goldberger will be entitled to reimbursement of reasonable out-of-pocket expenses (excluding counsel fees unless the Company affirmatively agrees in advance to reimburse counsel fees) incurred in connection with fulfilling Goldberger’s obligations under this provision, subject to the Company’s then-prevailing policies for expense reimbursement.

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X.	Dismissal of All Claims

Goldberger represents that he has not filed any claims, complaints, charges or lawsuits against the Company and/or Released Parties with any governmental agency or any court. Goldberger agrees to perform all acts necessary to dismiss with prejudice any claims and/or lawsuits that he has instituted against the Company and/or Released Parties, or any of them, whether the filing process has been accomplished or not.

XI.	NON-DISPARAGEMENT

Goldberger agrees that he will not, directly or indirectly (including through any other person or entity) make any public or private statements (whether orally or in writing) that disparage, denigrate or malign the Company or the Released Parties, including, but not limited to, any matters relating to Goldberger’s employment or the cessation of that employment with the Company or the operation or management of the Company, irrespective of the truthfulness or falsity of such statement, except as may otherwise be required by applicable law or compelled by the process of law. Notwithstanding the foregoing, nothing in this Agreement shall preclude Goldberger from testifying truthfully in any legal or administrative proceeding.

XII.	Dispute Resolution.

The Parties agree that if any dispute or action arises out of or relates to this Agreement, they shall first try to resolve the dispute in a mediation before a mediator mutually agreed to by them. If mediation is unsuccessful, then such dispute or claim shall be submitted to arbitration in Denver, Colorado, before a single arbitrator mutually selected by the Parties, in accordance with rules and procedures agreed to by the Parties, including that the arbitrator is bound by and must apply the substantive law of Colorado and that any final decision of the arbitrator is subject to review by the superior courts of in Denver, Colorado, but only should the arbitrator fail to follow Colorado law, fail to apply the terms of this Agreement, commits legal error or lacked substantial evidence for any decision rendered.

XIII.	Acknowledgment and Notice to Consult an Attorney

Goldberger hereby acknowledges that he is signing this Agreement voluntarily and of his own free will, not acting under duress or undue influence, and that Goldberger fully understands the terms of this Agreement. Goldberger acknowledges that he has been advised to seek, and has received the independent advice and counsel of his own attorney before signing this Agreement.

XIV.	Attorneys’ Fees

The Parties agree that they shall bear their own attorney fees and costs, if any, in connection with all matters between them, including in connection with the preparation or review of this Agreement. In the event of litigation arising out of any alleged breach of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys’ fees and costs.

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XV.	Interpretation

This Agreement was drafted by the attorneys for the Company as a matter of convenience only and, therefore, the language of this Agreement shall be construed as to its fair meaning and not strictly for or against any Party to this Agreement.

XVI.	Severability

In the event that any portion of this Agreement is found to be unenforceable for any reason whatsoever, the unenforceable provision shall be considered to be severable, and the remainder of this Agreement shall continue in full force and effect.

XVII.	Subsequent Modifications

The terms of this Agreement may be altered or amended, in whole or in part, only upon the written consent of all Parties to this Agreement. No oral agreement may modify any term of this Agreement.

XVIII.	Binding Effect

This Agreement shall be binding upon and operate to the benefit of the Parties to this Agreement, the Released Parties and their successors and assigns.

XIX.	Waiver

No waiver of any of the terms of this Agreement shall constitute a waiver of any other terms, whether or not similar, nor shall any waiver be a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver. Any Party may waive any provisions of this Agreement intended for its benefit, but such waiver shall in no way excuse any other party from the performance of any of its other obligations under this Agreement.

XX.	Entire Agreement

This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous agreements, promises, representations, negotiations, and understandings of the Parties, whether written or oral. There are no understandings, representations, or agreements of any nature whatsoever between the Parties except as expressly stated herein.

XXI.	Governing Law

This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the laws of the State of Colorado, except as preempted by federal law.

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XXII.	Headings

The headings in this Agreement are for convenience only and shall not be used in interpreting the obligations of the Parties under this Agreement.

XXIII.	Execution

This Agreement may be executed in counterparts with the same force and effect as if all signatures appeared on one document.

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[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

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BACTERIN INTERNATIONAL, INC.
XTANT MEDICAL, INC.
XTANT MEDICAL HOLDINGS, INC.
X-SPINE SYSTEMS, INC.

/s/ Dan Goldberger	By: /s/ Carl O’Connell
Daniel S. Goldberger	Carl O’Connell, President

Date: January 22, 2017	Date: January 22, 2017

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